EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Fourth Quarter and Year End 2015 Results

OLD BRIDGE, New Jersey—March 30, 2016—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the fourth quarter and twelve months ended December 31, 2015.

Net sales decreased $850,000 or 14.0% to $5,214,000 for the fourth quarter of 2015 from $6,064,000 for the comparable period in 2014.  Net loss for the three months ended December 31, 2015 was $(2,136,000) or $(0.32) per share in 2015, compared to $(672,000) or $(0.11) per share for the comparable period in 2014.

For the year ended December 31, net sales decreased $8,186,000, or 28.1%, to $20,943,000 in 2015 from $29,129,000 in 2014.  Net loss for the twelve months ended December 31, 2015 was $(6,771,000) or $(1.05) per share, compared to $(902,000) or $(0.14) per share for the comparable period in 2014.

The decrease is primarily attributed to a decrease in sales of digital video headend products and analog video headend products offset, in part, by an increase in sales of contract manufactured products and data products. Sales of digital video headend products were $9,628,000 and $14,310,000, sales of analog video headend products were $3,555,000 and $7,829,000, sales of contract manufactured products were $1,553,000 and $344,000 and sales of data products were $1,051,000 and $17,000 in 2015 and 2014, respectively.

Commenting on the year end results, Bob Pallé, Chief Executive Officer of the Company noted, “December 31, 2015 brought to a close the Company’s most difficult year in more than a decade.  Our sales decreased at an unprecedented rate from the prior year and these diminished sales levels have continued into 2016 and are not anticipated to recover to historical norms until 2017.  We worked hard in 2015 to implement cost reduction programs, which began in the first quarter 2015, but these reductions could not offset the impact of our reduced sales levels.  We anticipate annualized savings of more than $1,500,000, in 2016 from these efforts.”

With regard to the Company’s liquidity and capital resources, Mr. Pallé added, “In an effort to ease our liquidity issues, we restructured our subordinated convertible loan arrangements to increase the amount available to the Company from $600,000 to $750,000.  Our existing senior lender has been working with us as we seek a long term solution to our overall capital requirements from alternative lenders.  We see 2016 as a challenging year, but one which we are much better equipped to navigate, as we redouble our efforts to increase sales, which is essential to restore the Company to financial health.”

Conference Call Reminder
Details of the live teleconference and webcast are as follows:
Date:           Wednesday, March 30, 2016
Time:           11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  877-407-8033

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the years ended December 31, 2014 and December 31, 2015, when filed.  (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Robert J. Palle, Jr.
President & CEO
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Condensed Consolidated Summary of Operating Results
(in thousands, except per share data)

	(unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales	$5,214	$6,064	$20,943	$29,129
Gross profit	466	2,243	4,155	10,961
Loss from operations	(2,014)	(582)	(6,400)	(629)
Net loss	$(2,136)	$(672)	$(6,771)	$(902)
Basic and diluted net loss per share	$(0.32)	$(0.11)	$(1.05)	$(0.14)
Basic and diluted weighted average shares outstanding	6,598	6,236	6,464	6,223

Condensed Consolidated Summary Balance Sheets
(in thousands)

	December 31, 2015	December 31, 2014

Current assets	$8,313	$12,565
Property, plant, and equipment, net	3,621	3,923
Total assets	16,230	21,244
Current liabilities	8,622	3,804
Long-term liabilities	239	3,702
Stockholders’ equity	7,369	13,738

Total liabilities and stockholders’ equity	$16,230	$21,244